UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DOUGLAS LAKE MINERALS INC.
(Exact name of issuer as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	98-0430222 (I.R.S. Employer Identification No.)

400 - 1445 West Georgia St., Vancouver, British Columbia, Canada (Address of Principal Executive Offices )	V6G 2T3 (Zip Code)

2007 STOCK INCENTIVE PLAN
(Full title of plan)

Harpreet S. Sangha
President and Chief Executive Officer
400 - 1445 West Georgia Street, Vancouver, British Columbia, Canada, V6G 2T3
(Name and address of agent for service)

(604) 669-0323
(Telephone number, including area code, of agent for service)
Copies of all communications, including all communications sent to agent for service to:

Thomas J. Deutsch LANG MICHENER LLP 1500 - 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4N7 Tel: (604) 689-9111

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee
Common Shares	10,000,000 Shares	$0.30	$3,000,000	$92.10

(1)           This registration statement covers shares of our common stock, par value $0.001 per share, issuable pursuant to stock options and other equity incentive awards under our 2007 Stock Incentive Plan.

(2)           This registration statement shall also cover an indeterminable number of additional shares which may become issuable under the 2007 Stock Incentive Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares.

(3)           The Proposed Maximum Offering Price Per Share is calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, based upon: (i) the average exercise price of $0.30 per common share of outstanding options to purchase 8,790,000 common shares that have been issued to date pursuant to our 2007 Stock Incentive Plan, and (ii) the average of the bid and asked price of our common stock on October 4, 2007, being $0.34 per common share, with respect of the balance of the 1,210,000 common shares that have been reserved for issuance pursuant to awards that may be granted under our 2007 Stock Incentive Plan.

(4)           The Proposed Aggregate Maximum Aggregate Offering Price is based on the Proposed Maximum Offering Price Per Share times the total number of shares to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

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PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I and the documents incorporated by reference pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the United States Securities Act of 1933, as amended (the "Securities Act").

Item 1.             Plan Information.

This registration statement on Form S-8 relates to a maximum of 10,000,000 shares of common stock, par value $0.001 per share, issuable directly by Douglas Lake Minerals Inc. ("we", "Douglas Lake" or the "Company") under our 2007 Stock Incentive Plan (the "Plan") or pursuant to the exercise of options or other awards that may be granted under the Plan.

We will deliver or cause to be delivered to each participant in the Plan (each, a "Participant") material information regarding the Plan and its operations that will enable each Participant to make an informed decision regarding investment in the Plan, including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not filed as a part of this registration statement. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this registration statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Participant who receives shares of common stock covered by this registration statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2.             Registrant Information and Employee Plan Annual Information.*

We will provide to each Participant a written statement advising it of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of this registration statement, and stating that these documents are incorporated by reference in the Section 10(a) prospectus. This statement shall also indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. The statement will include the address and telephone number to which any requests for documents should be directed.

Information required by Part I to be contained in Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.             Incorporation of Documents by Reference.

The following documents that we have filed with the Securities and Exchange Commission (the "SEC") are incorporated into this registration statement by reference:

(a)        our Annual Report on Form 10-KSB for the fiscal year ended May 31, 2007, as filed with the SEC on September 13, 2007;

(b)        the description of our common stock under the heading "Description of Securities" in the prospectus forming part of our registration statement on Form SB-2 (Registration No. 333-117586) filed with the SEC on July 22, 2004 including all amendments and reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may read and copy any reports, statements or other information we have filed at the Public Reference Section of the SEC, at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings are also available on the Internet at the SEC's website at http://www.sec.gov.

Item 4.             Description of Securities.

Not applicable.

Item 5.             Interests of Named Experts and Counsel.

No expert or counsel named in this registration statement as having prepared or certified any part of this registration statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Item 6.             Indemnification of Directors and Officers.

Our Bylaws provide that we shall indemnify our officers and directors for any liability including reasonable costs of defense arising out of any act or omission of any officer or director on behalf of the company to the full extent allowed by the State of Nevada, if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in, or not opposed to, the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Our Bylaws further provide that any indemnification under the Bylaws (unless ordered by a court) shall be made by the company only as authorized in the specific case upon a determination that the indemnification of the director or officer is proper in the circumstances because the officer or director has met the applicable standard of conduct. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or, regardless of whether or not such a quorum is obtainable and a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

Item 7.             Exemption from Registration Claimed.

Not applicable.

Item 8.             Exhibits.

The following is a complete list of exhibits filed as a part of this registration statement, which Exhibits are incorporated herein.
Exhibit Number	Description of Exhibit
4.1	2007 Stock Incentive Plan.(1)
5.1	Legal Opinion of Lang Michener LLP.(2)
23.1	Consent of Lang Michener LLP.(3)
23.2	Consent of Manning Elliott LLP Chartered Accountants.(2)

(1)        Filed as an exhibit to our Annual Report on Form 10-KSB for our fiscal year ended May 31, 2007, filed with the SEC on September 13, 2007, and incorporated herein by reference.

(2)        Filed as an exhibit to this registration statement on Form S-8.

(3)        Included in Exhibit 5.1

Item 9.             Undertakings.

The undersigned registrant hereby undertakes:

1.        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)        to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)        to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)        to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.        For the purpose of determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)        any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 of Regulation C of the Securities Act;

(b)        any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c)        the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d)        any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

5.        That, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6.        That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia on the 5th day of October, 2007.
Douglas Lake Minerals Inc. By: /s/ Harpreet S. Sangha ______________________________________ Harpreet S. Sangha President, Chief Executive Officer and a director

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date indicated.
Signature	Title	Date
/s/ Harpreet S. Sangha ______________________ Harpreet S. Sangha	President, Chief Executive Officer and a director	October 5, 2007
/s/ Antonia Bold-de-Haughton ______________________ Antonia Bold-de-Haughton	Chief Financial Officer and a director	October 5, 2007
/s/ Gupreet S. Sangha ______________________ Gupreet S. Sangha	Director	October 5, 2007
/s/ David Groves ______________________ David Groves	Director	October 5, 2007
/s/ Joseph Rugumyamheto ______________________ Joseph Rugumyamheto	Director	October 5, 2007

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